Exhibit 99.1

TransAtlantic Petroleum Approval of

Agreement and Plan of Merger

Hamilton, Bermuda (December 18, 2020) -- TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced that the Company’s shareholders have approved the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”).  Under the Merger Agreement and the Companies Act 1981 of Bermuda (the “Companies Act”), the approval and adoption of the merger proposal required the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the common shareholders of the Company at which a quorum is present.  At the meeting, the holders of 56,984,007 Common Shares were represented in person or by proxy, constituting a quorum.  Final vote totals indicate that 99.10% of the total votes cast were in favor of the Merger. Of the votes cast by shareholders not affiliated with the Acquiring Group, 86.60% were cast in favor of the Merger.

Pursuant to the Merger Agreement, Company has merged with and into Merger Sub and each of the Company’s issued and outstanding common shares, par value $0.10 per share (“Common Shares”), (other than the Excluded Shares (as defined in the Merger Agreement)) was canceled and was converted automatically into the right to receive $0.13 in cash.

The Company closed the transactions contemplated by the Merger Agreement effective at 12:01 am Central Time on December 18, 2020 and the Company’s Common Shares were suspended from trading on the NYSE American effective as of the opening of trading on December 18, 2020.  The Company expects to be delisted from the NYSE American and Toronto Stock Exchange as soon as practicable.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. The statements in this report speak only as of the date of hereof, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Contacts:

Christine Stroud
Counsel
214-265-4763

TransAtlantic Petroleum Ltd.
16803 Dallas Parkway
Addison, Texas 75001
http://www.transatlanticpetroleum.com